Exhibit 4.6

Additional Tier 1 capital (Basel III-compliant)

Issuer	UBS Group AG

ISIN	CH0271428309

Issue Date	19.02.2015

Currency	EUR

Nominal (million)	1,000.0

Coupon Rate	5.75% [1]

Maturity Date	Perpetual

First Call Date	19.02.2022

1 Rate subject to change after first call date.

TERMS AND CONDITIONS OF THE NOTES

The terms and conditions of the Tier 1 Subordinated Notes issued by UBS Group AG are as follows:

1.	DEFINITIONS

“Additional Amounts” has the meaning assigned to such term in Condition 8 (Taxation).

“Additional Tier 1 Capital” means, at any time, any item that qualifies as additional tier 1 capital (zusätzliches Kernkapital) under National Regulations at such time.

“Agency Agreement” means the Agency Agreement dated as of the Issue Date, among the Issuer, the Principal Paying Agent and the other agents from time to time party thereto, as may be amended, supplemented or otherwise modified from time to time.

“Alignment Event” has the meaning assigned to such term in Condition 11 (Substitution and Amendment).

“Alternative Loss Absorption Date” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Auditor” means the accounting firm (i) appointed by the Board of Directors of the Group Holding Company or the shareholders of the Group Holding Company, as the case may be, to provide, among other things, audit and/or review opinions on the Group Holding Company’s financial statements, and (ii) approved by the FINMA in accordance with the Financial Market Supervisory Act (Finanzmarktaufsichtsgesetz) of 22 June 2007, as amended from time to time.

“Authorised Signatories” means any two authorised officers of the Issuer signing jointly.

“Balance Sheet Date” means (i) with respect to any Ordinary Publication Date, the cut-off date for the measurement of the CET1 Ratio in the Quarterly Financial Accounts published on such Ordinary Publication Date, and (ii) with respect to any Extraordinary Publication Date, the cut-off date for the Reviewed Interim Measurement published upon the instruction of the FINMA on such Extraordinary Publication Date.

“Bankruptcy Event” means any of the following events with respect to UBS Group AG: (i) the adjudication of bankruptcy (Konkurseröffnung) pursuant to articles 171, 189, 190, 191 or 192 of the DEBA including, without limitation, in connection with article 725a of the Swiss Code, (ii) the granting of a provisional or definitive stay of execution (provisorische oder definitive Nachlassstundung) pursuant to article 293 et seq. of the DEBA, (iii) the ordering of restructuring proceedings (Sanierungsverfahren) pursuant to articles 28 to 32 of the FBA or pursuant to any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such as UBS Group AG, and/or (iv) the ordering of liquidation proceedings (Liquidation) pursuant to articles 33 to 37g of the FBA or pursuant to any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such as UBS Group AG; provided, however, that none of the following will constitute a Bankruptcy Event: (x) mere debt collection proceedings (Betreibungsverfahren) pursuant to article 38 et seq. of the DEBA, (y) proceedings in connection with a freezing order (Arrestverfahren) pursuant to article 271 et seq. of the DEBA, and/or (z) the institution of protective measures (Schutzmassnahmen) pursuant to article 26 of the FBA or pursuant to any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such as UBS Group AG, including, in the case of each of clauses (x), (y) and (z), any steps (other than any steps described in clauses (i) through (iv) above) taken under or in connection therewith.

“BIS Regulations” means, at any time, the capital adequacy standards and guidelines promulgated by the Basel Committee on Banking Supervision, as implemented by the FINMA in Switzerland at such time.

“BIS Risk Weighted Assets” means, as of any Balance Sheet Date, the aggregate amount, in Swiss francs, of risk-weighted assets of the Group as of such Balance Sheet Date, as determined by the Group Holding Company pursuant to the BIS Regulations applicable to the Group Holding Company as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial

Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance doubt, the term “risk-weighted assets” as used in this definition has the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

“Business Day” means a day (other than a Saturday or a Sunday) that is a TARGET Settlement Day and on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in London and Zurich.

“Calculation Agent” means UBS AG, in its capacity as calculation agent for the Notes, and includes any successor Calculation Agent appointed in accordance with the terms of the Agency Agreement.

“Calculation Amount” means EUR 1,000.

“Capital Adequacy Ordinance” means the Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers, which entered into force on 1 January 2013, and as amended from time to time, or any successor Swiss law or regulation.

“CET1 Capital” means, as of any Balance Sheet Date, the aggregate amount, in Swiss francs, of items that constitute common equity tier 1 capital of the Group as of such Balance Sheet Date, less any deductions from common equity tier 1 capital required to be made, in each case as determined by the Group Holding Company pursuant to the BIS Regulations applicable to the Group Holding Company as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance of doubt, the term “common equity tier 1 capital” as used in this definition has the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

“CET1 Ratio” means, as of any Balance Sheet Date, the CET1 Capital as of such Balance Sheet Date, divided by the BIS Risk Weighted Assets as of such Balance Sheet Date, expressed as a percentage, such ratio (or the components thereof) as determined by the Group Holding Company, and (i) as disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) constituting (or as disclosed in) the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable.

“Change in Progressive Capital Component Requirement” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Compliant Securities” means securities issued by UBS Group AG or any of its subsidiaries that have economic terms not materially less favourable to a Holder than these Terms and Conditions (as reasonably determined by the Issuer), provided that

(i) such securities (A) include terms that provide for the same interest rate and principal from time to time applying to the Notes, (B) rank pari passu with the Notes and (C) preserve any existing rights under these Terms and Conditions to any accrued and unpaid interest that has not been satisfied;

(ii) where such securities are issued by a subsidiary of UBS Group AG, UBS Group AG has irrevocably and unconditionally guaranteed to the Holders, on a subordinated basis corresponding mutatis mutandis to Condition 3 (Status and Subordination), the due and punctual payment of all amounts due and payable by such subsidiary under, or in respect of, such securities pursuant to article 111 of the Swiss Code;

(iii) where the Notes that have been substituted or amended were listed immediately prior to their substitution or amendment, the relevant securities are listed on (A) the SIX Swiss Exchange or (B) such other internationally recognised stock exchange selected by the Issuer; and

(iv) where the Notes that have been substituted or amended were rated by a rating agency immediately prior to such substitution or amendment, each such rating agency has ascribed, or announced its intention to ascribe and publish, an equal or higher rating to the relevant securities.

“Contingent Write-down” means the events described in clauses (i) through (iii) of clause (d) of Condition 6 (Contingent Write-down).

“Day Count Fraction” means, in respect of any period, the number of days in the relevant period, from (and including) the first day in such period to (but excluding) the last day in such period, divided by the number of days in the Interest Period in which the relevant period falls.

“DEBA” means the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended from time to time.

“Distributable Items” means, in respect of an Interest Payment Date, the aggregate of (i) net profits carried forward and (ii) freely distributable reserves, in each case, less any amounts that must be contributed to legal reserves under applicable law, all in UBS Group AG’s reporting currency and as appearing in the Relevant Accounts.

“EU Savings Tax Directive” means the European Council Directive 2003/48/EC of 3 June 2003, on taxation of savings income.

“EUR” means Euro.

“Event of Default” has the meaning assigned to such term in Condition 10 (Events of Default).

“Extraordinary Publication Date” means the Business Day on which a Reviewed Interim Measurement is published upon the instruction of the FINMA, after the FINMA has determined that the conditions for issuing a Trigger Event Write-down Notice in accordance with Condition 6 (Contingent Write-down) have been met.

“Extraordinary Trigger Event Notice Date” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“FBA” means the Swiss Federal Act on Banks and Savings Institutions of 8 November 1934, as amended from time to time.

“FINMA” means the Swiss Financial Market Supervisory Authority FINMA or any successor thereof.

“First Call Date” means 19 February, 2022.

“Fixed Interest Rate” means 5.75 per cent. per annum.

“Former Residence” has the meaning assigned to such term in Condition 13 (Issuer Substitution).

“Group” means, at any time, the Group Holding Company and all its subsidiaries and other entities that are included in the Group Holding Company’s consolidated capital adequacy reports prepared pursuant to National Regulations.

“Group Holding Company” means, at any time, the top Swiss holding company at such time of the financial group to which UBS Group AG belongs for purposes of preparing consolidated capital adequacy reports pursuant to National Regulations. As at the Issue Date, the Group Holding Company is UBS Group AG.

“High-Trigger Amount” means, as of any Publication Date, the sum of (i) the maximum portion of the aggregate principal amount, in Swiss francs, of all High-Trigger Contingent Capital, if any, outstanding on the relevant Balance Sheet Date that could be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, if a High-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, and (ii) the maximum portion of the aggregate principal amount, in Swiss francs, of all High-Trigger Contingent Capital, if any, issued after the relevant Balance Sheet Date, but prior to such Publication Date, that could be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, if a High-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, in the case of each of clauses (i) and (ii), as determined by UBS Group AG. For purposes of clause (ii) of this definition and, in the case of an Extraordinary Publication Date, clause (i) of this definition, the aggregate principal amount of any High-Trigger Contingent Capital that is not denominated in Swiss francs will be converted into Swiss francs at the applicable prevailing exchange rate on the last Business Day preceding the relevant Publication Date, as determined by UBS Group AG. In the case of an Ordinary Publication Date, for purposes of clause (i) of this definition, the aggregate principal amount of any High-Trigger Contingent Capital that is not denominated in Swiss francs will be converted into Swiss francs at the applicable exchange rate used for such purposes in the relevant Quarterly Financial Accounts.

“High-Trigger Contingent Capital” means any instrument issued by, or any other obligation of, any member of the Group that (i) is issued or owed to holders that are not members of the Group and (ii) is required pursuant to its terms to be converted into equity and/or fully or partially written down, or otherwise operating to increase the CET1 Capital, when the CET1 Ratio (or equivalent capital measure of the Group described in the terms and conditions thereof) falls below a threshold that is higher than the Write-down Threshold (with respect to the relevant High-Trigger Contingent Capital, its “High-Trigger Threshold”).

“High-Trigger Threshold” has the meaning assigned to such term in the definition of the term “High-Trigger Contingent Capital”.

“High-Trigger Write-down/Conversion Date” has the meaning assigned to such term in the definition of the term “High-Trigger Write-down/Conversion Notice”.

“High-Trigger Write-down/Conversion Notice” means a notice delivered pursuant to the terms of any High-Trigger Contingent Capital, which notifies the holders thereof that the CET1 Ratio (or similar measure or other event described in the terms and conditions of such High-Trigger Contingent Capital) has fallen below its High-Trigger Threshold and, consequently, that such High-Trigger Contingent Capital will be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, as applicable, as of a particular date (such date, the “High-Trigger Write-down/Conversion Date”). For the avoidance of doubt, if the terms and conditions of such High-Trigger Contingent Capital permit the FINMA to waive the conversion into equity and/or write-down of such High-Trigger Contingent Capital notwithstanding the fact that the CET1 Ratio (or similar measure or other event described in the terms and conditions of such High-Trigger Contingent Capital) has fallen below High-Trigger Threshold, the non-issuance of such a waiver by the FINMA between the relevant Publication Date and the Trigger Event Notice Date shall be deemed equivalent to the delivery of a High-Trigger Write-down/Conversion Notice for purposes of clause (b)(ii) of Condition 6.

“Holder” means, with respect to any Note, the person or persons holding such Note in a securities account (Effektenkonto) that is in its or their name, or, in the case of intermediaries (Verwahrungsstellen), the intermediary or intermediaries holding the Notes for its or their own account in a securities account (Effektenkonto) that is in its or their name.

“Interest Payment Date” has the meaning assigned to such term in Condition 4 (Interest).

“Interest Period” means each period beginning on (and including) an Interest Payment Date (or, in the case of the first Interest Period, the Issue Date) and ending on (but excluding) the next Interest Payment Date.

“Interest Rate” means the Fixed Interest Rate and/or Reset Interest Rate, as the case may be.

“Intermediary” has the meaning assigned to such term in Condition 2 (Amount and Denomination; Form and Transfer).

“Intermediated Securities” has the meaning assigned to such term in Condition 2 (Amount and Denomination; Form and Transfer).

“Issue Date” means 19 February 2015.

“Issuer” means UBS Group AG in its capacity as issuer of the Notes.

“Junior Obligations” means (i) all classes of share capital and participation securities (if any) of the Issuer and (ii) all other obligations of the Issuer that rank, or are expressed to rank, junior to claims in respect of the Notes and/or any Parity Obligation.

“Margin” means 5.287 per cent. per annum.

“Mid Market Swap Rate” means, in relation to a Reset Interest Period and the Reference Rate Determination Date in relation to such Reset Interest Period:

(i) the semi-annual-mid rate for euro swaps with a term of five years which appears on the Relevant Page as of 11:00 a.m. (Brussels time) on such Reference Rate Determination Date; or

(ii) if such rate does not appear on the Relevant Page at such time on such Reference Rate Determination Date, the Reset Reference Bank Rate on such Reference Rate Determination Date.

“Mid Market Swap Rate Quotations” means the arithmetic mean of the bid and offered rates for the semi-annual fixed leg (calculated on a 30/360 day count basis) of a fixed-for-floating euro interest rate swap transaction which:

(i) has a term of five years commencing on the relevant Reset Date; and

(ii) is in an amount that is representative for a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market; and

(iii) has a floating leg based on 6-month EURIBOR (calculated on an Actual/360 day count basis).

“Minimum Progressive Capital Component Requirement” means, at any time, the minimum aggregate amount of capital that is required to be held by the Group as Progressive Capital Component pursuant to National Regulations at such time.

“National Regulations” means, at any time, (i) the Swiss national banking and capital adequacy laws, and (ii) the capital adequacy regulations promulgated by the Swiss Federal Council (Bundesrat) or the FINMA and the interpretation thereof by the FINMA or any other competent Swiss authority, in the case of each of clauses (i) and (ii), directly applicable to the Issuer (and/or, if different, the Group Holding Company) and/or the Group at such time.

“New Residence” has the meaning assigned to such term in Condition 13 (Issuer Substitution).

“Notes” means the EUR 1,000,000,000 Tier 1 Subordinated Notes issued by the Issuer on the Issue Date.

“Ordinary Publication Date” means each Business Day on which Quarterly Financial Accounts are published.

“Ordinary Shares” means the registered ordinary shares of the UBS Group AG, which as of the Issue Date have a par value of CHF 0.10 each.

“Ordinary Trigger Event Notice Date” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Parity Obligations” means (i) all obligations of the Issuer in respect of Tier 1 Instruments (excluding any such obligations that rank, or are expressed to rank, junior to claims in respect of the Notes) and (ii) any other securities or obligations (including any guarantee, credit support agreement or similar undertaking) of the Issuer that rank, or are expressed to rank, pari passu with claims in respect of the Notes and/or any Parity Obligation. For purposes of this definition,

(i) “Tier 1 Instruments” means any and all (a) securities or other obligations (other than Tier 1 Shares) issued by the Issuer or (b) shares, securities, participation securities or other obligations (other than Tier 1 Shares) issued by a subsidiary of the Issuer and having the benefit of a guarantee, credit support agreement or similar undertaking of the Issuer, each of which shares, securities, participation securities or other obligations under (a) and (b) qualify, or are issued in respect of a security that qualifies, as Tier 1 Capital of the Group and/or the Issuer (without regard to quantitative limits on such capital) on a consolidated (Finanzgruppe) or on an unconsolidated (Einzelinstitut) basis.

(ii) “Tier 1 Capital” means Additional Tier 1 Capital or any item that qualifies as common equity tier 1 capital pursuant to National Regulations.

(iii) “Tier 1 Shares” means all classes of share capital and participation certificates (if any) of the Issuer or any subsidiary of the Issuer that qualify as common equity tier 1 capital of the Group and/or the Issuer under National Regulations on a consolidated (Finanzgruppe) or on an unconsolidated (Einzelinstitut) basis.

“Paying Agent” has the meaning assigned to such term in Condition 7 (Payments).

“Permitted Transactions” means:

(i) repurchases, redemptions or other acquisitions of any Ordinary Shares in connection with (x) any employment contract, benefit plan or similar arrangement with, or for the benefit of, any employees, officers, directors or consultants of any member of the Group, (y) a dividend reinvestment or shareholder share purchase plan or (z) the issuance of any Ordinary Shares (or securities convertible into, or exercisable for, Ordinary Shares) as consideration for an acquisition consummated by any member of the Group;

(ii) market-making in Ordinary Shares as part of the securities business of any member of the Group;

(iii) purchases of fractional interests in any Ordinary Shares pursuant to the conversion or exchange provisions of (x) such Ordinary Shares or (y) any security convertible into, or exercisable for, Ordinary Shares;

(iv) redemptions or repurchases of Ordinary Shares pursuant to any shareholders’ rights plan; and

(v) distributions in cash or in kind on, or repurchases, redemptions or other acquisitions of, any Ordinary Shares as a part of any solvent reorganisation, reconstruction, amalgamation or merger of any member of the Group, so long as such member (or the successor entity resulting from such reorganisation, reconstruction, amalgamation or merger) continues to be a member of the Group.

“Principal Paying Agent” means UBS AG, in its capacity as principal paying agent for the Notes, and includes any successor Principal Paying Agent appointed in accordance with the terms of the Agency Agreement.

“Progressive Capital Component” means, at any time, any item that, pursuant to National Regulations at such time, qualifies as progressive capital component (progressive Komponente) under the Capital Adequacy Ordinance.

“Public Sector” means the government of, or a governmental agency or the central bank in, the country of incorporation of the Group Holding Company.

“Publication Date” means an Ordinary Publication Date or an Extraordinary Publication Date, as the case may be.

“Quarterly Financial Accounts” means the financial statements of the Group (including the notes thereto) in respect of a calendar quarter, which have been reviewed by the Auditor in accordance with the International Standards on Auditing and are contained in a customary financial report published by the Group Holding Company; provided, however, that, if the financial statements of the Group in respect of the last quarter of any year are not so reviewed, the term “Quarterly Financial Accounts” in respect of such quarter will mean instead the annual financial statements of the Group (including the notes thereto) in respect of such year, which have been audited by the Auditor in accordance with the International Standards on Auditing and are published in the annual report of the Group Holding Company for such year.

“Redemption Date” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Redemption Notice” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Reduced Minimum Progressive Capital Component Requirement” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Reduction Confirmation” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Reference Rate” means, in relation to a Reset Interest Period, the Mid Market Swap Rate determined for such Reset Interest Period by the Calculation Agent on the relevant Reference Rate Determination Date.

“Reference Rate Determination Date” means, in relation to a Reset Interest Period, the day falling two Business Days prior to the Reset Date on which such Reset Interest Period commences.

“Regulatory Event” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Relevant Accounts” means, in respect of any Interest Payment Date, the most recently published audited unconsolidated annual financial statements of the UBS Group AG prepared in accordance with the Swiss Code.

“Relevant Date” means, with respect to any payment, (i) the date on which such payment first becomes due under these Terms and Conditions (the “Scheduled Due Date”), or (ii) if the full amount of the money payable on the Scheduled Due Date has not been received by the Principal Paying Agent on or before the Scheduled Due Date, the date on which the full amount of the money due on the Scheduled Due Date has been received by the Principal Paying Agent.

“Relevant Page” means Reuters Screen “ISDAFIX2” or such other page as may replace it on Reuters or, as the case may be, on such other information service that may replace Reuters, in each case, as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying rates comparable to the Mid Market Swap Rate.

“Relevant Swiss Issuer” means, at any time, any bank, or any member of a banking group (including the Group), that is required to hold a minimum amount of Progressive Capital Component pursuant to National Regulations at such time.

“Representative Amount” means, in relation to any quotation of a rate for which a Representative Amount is relevant, an amount that is representative for a single transaction in the relevant market at the relevant time.

“Reset Date” means the First Call Date and each day which falls on the fifth anniversary of the immediately preceding Reset Date.

“Reset Interest Amount” has the meaning assigned to such term in Condition 4 (Interest).

“Reset Interest Period” means each period from (and including) any Reset Date and ending on (but excluding) the next Reset Date.

“Reset Interest Rate” means, in relation to any Reset Interest Period, the sum of the Margin and the Mid Market Swap Rate in relation to such Reset Interest Period.

“Reset Reference Bank Rate” means, in relation to a Reset Interest Period and the Reference Rate Determination Date in relation to such Reset Interest Period, the percentage rate determined on the basis of the Mid Market Swap Rate Quotations provided by the Reset Reference Banks to the Calculation Agent at approximately 11:00 a.m. (Brussels time) on such Reference Rate Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the Reset Reference Bank Rate will be the quotation provided. If no quotations are provided, the Reset Reference Bank Rate for the relevant Reset Interest Period will be (i) in the case of each Reset Interest Period other than the Reset Interest Period commencing on the First Call Date, the Mid Market Swap Rate in respect of the immediately preceding Reset Interest Period or (ii) in the case of the Reset Interest Period commencing on the First Call Date, 0.463 per cent. per annum.

“Reset Reference Banks” means five major banks in the swap, money, securities or other market most closely connected with the Reference Rate, as selected by the Issuer after consultation with the Calculation Agent.

“Reviewed Interim Measurement” means an interim measurement of the CET1 Ratio, with respect to which the Auditor has performed procedures in accordance with the International Standard on Related Services (and relevant Swiss standards and practices) applicable to agreed-upon procedures engagements.

“Scheduled Due Date” has the meaning assigned to such term in the definition of the term “Relevant Date”.

“Senior Obligations” means all obligations of the Issuer that are unsubordinated or that are subordinated and do not constitute either Junior Obligations or Parity Obligations.

“Substitute Issuer” has the meaning assigned to such term in Condition 13 (Issuer Substitution).

“Substitution Documents” has the meaning assigned to such term in Condition 13 (Issuer Substitution).

“Substitution or Amendment Effective Date” has the meaning assigned to such term in Condition 11 (Substitution and Amendment).

“Substitution or Amendment Notice” has the meaning assigned to such term in Condition 11 (Substitution and Amendment).

“Swiss Code” means the Swiss Code of Obligations, as amended from time to time.

“TARGET2” means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November, 2007.

“TARGET Settlement Day” means any day on which TARGET2 is open for the settlement of payments in EUR.

“Tax Event” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Tax Jurisdiction” means Switzerland.

“Taxes” has the meaning assigned to such term in Condition 8 (Taxation).

“Trigger Breach Determination Date” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Trigger CET1 Ratio” means, as of any Publication Date, (i) the sum of (x) the CET1 Capital as of the relevant Balance Sheet Date and (y) the High-Trigger Amount as of such Publication Date, divided by (ii) the BIS Risk Weighted Assets as of the relevant Balance Sheet Date, expressed as a percentage.

“Trigger Event” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Trigger Event Notice Date” means an Ordinary Trigger Event Notice Date or an Extraordinary Trigger Event Notice Date, as the case may be.

“Trigger Event Write-down Date” has the meaning assigned to such term in the definition of the term “Trigger Event Write-down Notice”.

“Trigger Event Write-down Notice” means, with respect to any Publication Date, a notice (i) stating that (x) the Trigger CET1 Ratio as of such Publication Date is less than the Write-down Threshold, and (y) a Contingent Write-down will take place and (ii) specifying the date on which the Contingent Write-down will take place, which date shall, subject to postponement pursuant to clause (b)(ii) of Condition 6 (Contingent Write-down), be no later than 10 Business Days after the date of such notice (the “Trigger Event Write-down Date”).

“Viability Event” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Viability Event Write-down Date” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Viability Event Write-down Notice” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Write-down Date” means, with respect to any Contingent Write-down, the Trigger Event Write-down Date or Viability Event Write-down Date, as applicable.

“Write-down Notice” means, with respect to any Contingent Write-down, the relevant Trigger Event Write-down Notice or Viability Event Write-down Notice, as applicable.

“Write-down Notice Date” means, with respect to any Contingent Write-down, the date of the relevant Write-down Notice.

“Write-down Threshold” means 5.125 per cent.

2.	AMOUNT AND DENOMINATION; FORM AND TRANSFER

(a)	Amount and Denomination

The initial aggregate principal amount of the Notes will be EUR 1,000,000,000. The Notes will be issued to Holders in minimum denominations of EUR 200,000 and integral multiples of EUR 1,000 in excess thereof. The principal amount of the Notes may be written down in the circumstances and in the manner described in Condition 6 (Contingent Write-down). The Notes may only be held and transferred in minimum denominations of EUR 200,000 and integral multiples of EUR 1,000 in excess thereof.

(b)	Uncertificated Securities

The Notes are issued in uncertificated form as uncertificated securities (Wertrechte) in accordance with article 973c of the Swiss Code. The uncertificated securities (Wertrechte) will be created by the Issuer by means of a registration in its register of uncertificated securities (Wertrechtebuch). Such uncertificated securities will then be entered into the main register (Hauptregister) of SIX SIS Ltd or any other intermediary in Switzerland recognised for such purposes by SIX Swiss Exchange Ltd (SIX SIS Ltd or any such other intermediary, the “Intermediary”). Once the uncertificated securities are registered in the main register (Hauptregister) of the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (Bucheffekten) within the meaning of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz) (“Intermediated Securities”).

So long as the Notes are Intermediated Securities, the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in the Intermediary.

Neither the Issuer nor any Holder nor any other person shall at any time have the right to effect or demand the conversion of the uncertificated securities (Wertrechte) into, or the delivery of, a global note (Globalurkunde) or definitive Notes (Wertpapiere).

3.	STATUS AND SUBORDINATION

(a)	Status

The Notes constitute direct, unsecured and subordinated obligations of the Issuer and rank pari passu and without any preference among themselves. The rights and claims of the Holders against the Issuer under the Notes are subordinated as described in Condition 3(b).

(b)	Subordination

In the event of (i) a Bankruptcy Event or (ii) an order being made, or an effective resolution being passed, for the liquidation or winding-up of the Issuer (except, in any such case, a solvent liquidation or winding-up of the Issuer solely for the purposes of a reorganisation, reconstruction or amalgamation of the Issuer or the substitution in place of the Issuer of a successor in business to the Issuer, the terms of which reorganisation, reconstruction, amalgamation or substitution (x) have previously been approved by a valid resolution of the Holders and (y) do not provide that the Notes shall become redeemable in accordance with these Terms and Conditions), the rights and claims of the Holders against the Issuer in respect of or arising under (including, without limitation, any damages awarded for breach of any obligation under) the Notes will, subject to any obligations that are mandatorily preferred by law, rank (A) junior to the rights and claims of all holders of Senior Obligations, (B) pari passu with the rights and claims of holders of Parity Obligations and (C) senior to the rights and claims of holders of Junior Obligations.

(c)	Claims subject to a Contingent Write-down

Any claim of any Holder in respect of or arising under the Notes (including, without limitation, any claim in relation to any unsatisfied payment obligation of the Issuer subject to enforcement by any Holder pursuant to Condition 10 (Events of Default) or in relation to the occurrence of any other Event of Default) will be subject to, and superseded by, clause (d) of Condition 6 (Contingent Write-down), irrespective of whether the relevant Write-down Notice has been given prior to or after the occurrence of an Event of Default or any other event.

4.	INTEREST

(a)	Interest Payment Dates

(i)	Subject to Condition 6 (Contingent Write-down) and Condition 4(h), the Notes will bear interest on their principal amount (A) from (and including) the Issue Date to (but excluding) the First Call Date, at the Fixed Interest Rate, and (B) thereafter, at the applicable Reset Interest Rate.

(ii)	Subject to Condition 6 (Contingent Write-down) and Condition 4(i), interest on the Notes will be payable annually in arrear on 19 February of each year (each, an “Interest Payment Date”), commencing on 19 February 2016.

(b)	Determination of Reference Rate in relation to a Reset Interest Period

The Calculation Agent will, as soon as practicable after 11:00 a.m. (Brussels time) on each Reference Rate Determination Date in relation to the relevant Reset Interest Period, determine the Reference Rate and the Reset Interest Rate for such Reset Interest Period and calculate the amount of interest payable per Calculation Amount on the Interest Payment Dates in relation to each Interest Period falling in such Reset Interest Period (each, a “Reset Interest Amount”).

(c)	Publication of Reset Interest Rate and interest amount payable upon Redemption

With respect to each Reset Interest Period, as soon as practicable after such determination but in any event not later than the relevant Reset Date the Calculation Agent will cause (i) the relevant Reset Interest Rate and the relevant Reset Interest Amount determined by it, together with the relevant Interest Payment Dates in relation to each Interest Period falling in such Reset Interest Period, to be notified to the Issuer and the Paying Agents and (ii) the relevant Reset Interest Rate determined by it to be notified to any stock exchange or other relevant authority on which the Notes are at the relevant listed and to be published in accordance with Condition 12 (Notices).

The Calculation Agent shall calculate any interest amount payable on the Redemption Date (if the Notes are to be redeemed pursuant to Condition 5 (Redemption and Purchase) and cause such interest amount to be notified to Issuer and the Paying Agents and to any stock exchange or other relevant authority on which the Notes are at the relevant time listed in accordance and to be published in accordance with Condition 12 (Notices) no later than two Business Days prior to the Redemption Date.

(d)	Calculation of amount of interest per Calculation Amount

Subject to Condition 4(i) and Condition 6 (Contingent Write-down):

(i)	the amount of interest payable on each Interest Payment Date from the Issue Date to but excluding the First Call Date in respect of the Notes will be EUR 57.50 per Calculation Amount; and

(ii)	if interest is required to be paid in respect of a Note on any other date (including, for the avoidance of doubt, the Reset Interest Amount), the amount of interest payable per Calculation Amount will be calculated by:

(A)	applying the applicable Interest Rate to the Calculation Amount;

(B)	multiplying the product thereof by the Day Count Fraction; and

(C)	rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

(e)	Calculation of amount of interest per Note

Subject to Condition 4(i) and Condition 6 (Contingent Write-down), the amount of interest payable in respect of a Note shall be the product of:

(i)	the amount of interest per Calculation Amount; and

(ii)	the number by which the Calculation Amount is required to be multiplied to equal the denomination of such Note.

(f)	Notifications, etc. to be final

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes this Condition 4, whether by the Reset Reference Banks (or any of them) or the Calculation Agent, will (in the absence of wilful default, bad faith and manifest error) be binding on the Issuer, the Calculation Agent, the Paying Agents and all Holders and (in the absence of wilful default and bad faith) no liability to the Issuer or the Holders will attach to the Reset Reference Banks (or any of them) or the Calculation Agent in connection with the exercise or non-exercise by any of them of their powers, duties and discretions under this Condition 4.

(g)	Calculation Agent

So long as any Note is outstanding, the Issuer will at all times maintain a Calculation Agent. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails to (i) duly calculate the Reference Rate and the Reset Interest Amount for any Interest Period or the interest amount payable on the Redemption Date (if the Notes are to be redeemed pursuant to Condition 5 (Redemption and Purchase) or (ii) comply with any other requirement in relation to the Notes, the Issuer shall appoint a leading bank or financial institution that is experienced in the calculations or determinations to be made by the Calculation Agent to act as such in the Calculation Agent’s place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid. Any termination or appointment of the Calculation Agent pursuant to this clause (g) shall take effect not more than 45 and not less than 30 days’ after the Issuer has notified the Holders of such termination or appointment pursuant to Condition 12 (Notices); provided, however, that, in the case of insolvency, such termination or appointment shall take immediate effect.

(h)	Accrual of Interest in the case of Redemption or a Write-down Event

(i)	Subject to Condition 6 (Contingent Write-down), if the Notes are to be redeemed pursuant to clause (b), (c) or (d) of Condition 5 (Redemption and Purchase), interest on the Notes will accrue up to (but excluding) the due date for redemption, and will cease to accrue on the due date for redemption; provided, however, that if the payment with respect to any Note is improperly withheld or refused on such date, interest will continue to accrue on the principal amount of such Note (both before and after judgment) at the relevant Interest Rate to the Relevant Date.

(ii)	Upon the occurrence of a Write-down Event, interest on the Notes will cease to accrue and any accrued and unpaid interest as at the time of such Write-down Event (whether or not due and payable) will be written down to zero in accordance with Condition 6 (Contingent Write-down).

(i)	Cancellation of Interest; Prohibited Interest

(i)	The Issuer may, at its discretion, elect to cancel all or part of any payment of interest that is otherwise scheduled to be paid on an Interest Payment Date. This Condition 4(i)(i) is without prejudice to the provisions of Condition 4 (i)(ii). Non-payment of any amount of interest by the Issuer to the Principal Paying Agent will constitute evidence of cancellation of the relevant payment, whether or not notice of cancellation has been given by the Issuer.

If practicable, the Issuer shall provide notice of any cancellation of interest (in whole or in part) pursuant to this Condition 4(i)(i) to the Holders on or prior to the relevant Interest Payment Date. If practicable, the Issuer shall endeavour to provide such notice at least five Business Days prior to the relevant Interest Payment Date. Failure to provide such notice will not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation of interest, or give Holders any rights as a result of such failure.

(ii)	The Issuer will be prohibited from making, in whole or in part, any payment of interest on the Notes on the relevant Interest Payment Date if and to the extent that:

(A)	the amount of Distributable Items as at such Interest Payment Date is less than the sum of (1) the amount of such interest payment, plus (2) all other payments (other than redemption payments) made by UBS Group AG on the Notes and on or in respect of any Parity Obligations or Junior Obligations since the balance sheet date of the Relevant Accounts and prior to such Interest Payment Date, plus (3) all payments (other than redemption payments) payable by UBS Group AG on such Interest Payment Date on or in respect of any Parity Obligations or Junior Obligations, in the case of each clauses (1), (2) and (3), excluding any portion of such payments already accounted for in determining the amount of such Distributable Items; and/or

(B)	UBS Group AG is not, or will immediately after the relevant payment of interest not be, in compliance with all applicable minimum capital adequacy requirements of the National Regulations on a consolidated (Finanzgruppe) basis (for the avoidance of doubt, it being understood that such minimum requirements will reflect any reduction in such requirements granted by the FINMA to the Group pursuant to the Capital Adequacy Ordinance); and/or

(C)	the FINMA has required the Issuer not to make such interest payment.

The Issuer shall deliver a certificate signed by the Authorised Signatories to the Principal Paying Agent and shall give notice in accordance with Condition 12 (Notices) to the Holders, in each case as soon as practicable following any determination that interest is required to be cancelled pursuant to this Condition 4(i)(ii) or, where no such prior determination is made, promptly following any Interest Payment Date on which interest was scheduled to be paid if such interest is being cancelled in accordance with this Condition 4(i)(ii), to such effect setting out brief details as to the amount of interest being cancelled and the reason therefor. Failure to provide such certificate and notice will not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation or give any Holder any rights as a result of such failure.

(iii)	If, on any Interest Payment Date, any payment of interest scheduled to be made on such date is not made in full pursuant to Condition 4(i)(i) or 4(i)(ii), UBS Group AG shall not, directly or indirectly,

(A)	recommend to holders of its Ordinary Shares, that any dividend or other distribution in cash or in kind (other than in the form of Ordinary Shares) be paid or made on any Ordinary Shares; and

(B)	redeem, purchase or otherwise acquire any Ordinary Shares other than as a Permitted Transaction,

in each case unless and until (x) the interest payment due and payable on the Notes on any subsequent Interest Payment Date has been paid in full (or an amount equal to the same has been paid in full to a designated third party trust account for the benefit of the Holders prior to payment by the trustee thereof to the Holders on such subsequent Interest Payment Date) or, if earlier, (y) all outstanding Notes have been cancelled in accordance with these Terms and Conditions.

(iv)

Payments of interest on the Notes are not cumulative. Notwithstanding any other provision in these Terms and Conditions, the cancellation or non-payment of any interest amount by virtue of this Condition 4(i) will not constitute a default for any purpose (including, without limitation, Condition 10 (Events of Default) on the part of the Issuer. Any interest payment not paid by virtue of this Condition 4(i) will not accumulate or be payable at any time thereafter, and Holders will have no right thereto.

(v)	If the Issuer determines, after consultation with the FINMA, that the Notes do not, or will cease to, fully qualify as Additional Tier 1 Capital, (A) the Issuer shall not, to the extent permitted under National Regulations, exercise its discretion pursuant to Condition 4(i)(i) to cancel any interest payments due on the Notes on any Interest Payment Date following the occurrence of such determination , and (B) the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) as soon as practicable after such determination stating that the Issuer may no longer exercise its discretion pursuant to Condition 4(i)(i) to cancel any interest payments as from the date of such notice.

5.	REDEMPTION AND PURCHASE

(a)	No Fixed Redemption Date

The Notes are perpetual securities in respect of which there is no fixed redemption date. Unless previously redeemed or purchased and cancelled in accordance with this Condition 5 and subject to Condition 6 (Contingent Write-down), the Notes are perpetual and may only be redeemed or purchased in accordance with this Condition 5.

(b)	Redemption at the Option of the Issuer

Subject to clause (f) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the First Call Date or on any other Interest Payment Date thereafter at their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) the First Call Date or such other Interest Payment Date, as applicable.

(c)	Redemption due to a Tax Event

(i)	Upon the occurrence of a Tax Event at any time after the Issue Date and subject to clause (f) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the relevant Redemption Date at their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) such Redemption Date.

(ii)	A “Tax Event” is deemed to have occurred if the Issuer in making any payments on the Notes (A) has paid, or will or would on the next payment date be required to pay, Additional Amounts, or (B) has paid, or will or would be required to pay, any additional Tax in respect of the Notes, in the case of each of subclauses (A) and (B) of this clause (ii), under the laws or regulations of a Tax Jurisdiction or any political subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, including, without limitation, any treaty to which a Tax Jurisdiction is a party, or any generally published application or interpretation of such laws (including, without limitation, a decision of any court or tribunal, any generally published application or interpretation of such laws by any relevant tax authority or any generally published pronouncement by any relevant tax authority), and the Issuer cannot avoid the foregoing by taking measures reasonably available to it.

(d)	Redemption due to a Regulatory Event

(i)	Upon the occurrence of a Regulatory Event at any time after the Issue Date and subject to clause (f) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the relevant Redemption Date at their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) such Redemption Date.

(ii)	A “Regulatory Event” is deemed to have occurred if the Notes do not, or will cease to, (x) fully qualify as either Additional Tier 1 Capital or (y) fully qualify as Progressive Capital Component, provided, however, that in case of an elimination of the requirement for a Progressive Capital Component a Regulatory Event shall not be deemed to have occurred if such requirement is fully or partially replaced by a successor regulatory capital requirement and the Notes will continue to qualify to the same extent as regulatory capital under such successor requirement.

(e)	Redemption upon a Change in Progressive Capital Component Requirement

(i)	Upon the occurrence of a Change in Progressive Capital Component Requirement and subject to clause (f) of this Condition 5, the Issuer may, within 60 days after the date on which such Change in Progressive Capital Component Requirement occurred, elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the relevant Redemption Date at 101 per cent of their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) such Redemption Date.

(ii)	A “Change in Progressive Capital Component Requirement” is deemed to have occurred if (A) at any time on or after the Issue Date, the Minimum Progressive Capital Component Requirement in effect at such time is reduced as a direct consequence of a change in National Regulations (the Minimum Progressive Capital Component Requirement as so reduced, the “Reduced Minimum Progressive Capital Component Requirement”), (B) the Issuer has received confirmation from the FINMA that the Minimum Progressive Capital Component Requirement has been so reduced (such confirmation, a “Reduction Confirmation”), and (C) as a direct consequence of such reduction, the aggregate amount of capital held by the Group as of the first Balance Sheet Date immediately following receipt of the relevant Reduction Confirmation that qualifies as Progressive Capital Component as of such Balance Sheet Date exceeds the relevant Reduced Minimum Progressive Capital Component Requirement.

(f)	Conditions for Redemption

(i)	If the Issuer elects to redeem the Notes pursuant to clause (b), (c), (d) or (e) of this Condition 5, the Issuer shall give the Holders not less than 30 and not more than 60 days’ prior notice in accordance with Condition 12 (Notices) (a “Redemption Notice”), which notice shall, subject to Condition 5(g), be irrevocable and specify the date on which the Issuer will redeem the Notes pursuant to such clause of this Condition 5 (such specified date, the “Redemption Date”).

(ii)	The Issuer may only redeem the Notes pursuant to clause (b), (c), or (e) of this Condition 5 or upon occurrence of a Regulatory Event pursuant to clause (d)(ii)(y) of this Condition 5 on the relevant Redemption Date if the FINMA has approved such redemption on or prior to such Redemption Date, if such approval is then required.

(iii)	The Issuer may only redeem the Notes pursuant to any clause of this Condition 5 on the relevant Redemption Date if no Trigger Event or Viability Event has occurred prior to such Redemption Date.

(iv)

Prior to the publication of any notice of redemption pursuant to clause (i) of this Condition 5(f), the Issuer shall deliver to the Principal Paying Agent (A) a certificate signed by two Authorised Signatories stating that the relevant requirement or circumstance giving rise to the right to redeem under this

Condition 5 is satisfied and the reasons therefor and such certificate will be conclusive and binding on the Holders, and (B) an opinion of independent legal advisers of recognised standing to the effect that circumstances entitling the Issuer to exercise its right of redemption under this Condition 5 have arisen.

(g)	Purchases

The Issuer or any other member of the Group or any of their respective affiliates may at any time purchase Notes at any price in the open market or otherwise, provided that (i) such purchase complies with any limits or conditions to which any member of the Group is subject under applicable banking laws and regulations at the time of such purchase, (ii) other than in the case of purchases made in connection with stabilisation measures in compliance with applicable law or in connection with any market making in the Notes, the FINMA has approved such purchase (if such approval is then required) on or prior to the date of such purchase, and (iii) no Trigger Event or Viability Event has occurred prior to the date of such purchase. Any Notes so purchased may, at the option of the Issuer, be held, reissued, resold or cancelled.

(h)	Cancellation

All Notes redeemed in accordance with this Condition 5 will be cancelled and may not be reissued or resold.

(i)	Redemption of Other Instruments

For the avoidance of doubt, it is understood that, if, upon the occurrence of a Tax Event, Regulatory Event or Change in Progressive Capital Component Requirement, the Issuer does not elect to redeem the Notes pursuant to this Condition 5, nothing in this Condition 5 or any other provision of these Terms and Conditions will prohibit the Issuer from redeeming (whether early, at maturity or otherwise) any other instruments issued by any member of the Group pursuant to the terms thereof.

6.	CONTINGENT WRITE-DOWN

(a)	Trigger Event

(i)	Upon the occurrence of a Trigger Event, a Contingent Write-down will occur on the Trigger Event Write-down Date in accordance with clause (d) of this Condition 6.

(ii)	A “Trigger Event” is deemed to have occurred if the Issuer gives the Holders a Trigger Event Write-down Notice in accordance with clause (b) of this Condition 6.

(b)	Trigger Event Write-down Notice

(i)	If, with respect to any Publication Date, the Trigger CET1 Ratio as of such Publication Date is less than the Write-down Threshold, the Issuer shall, subject to clauses (b)(ii) and (b)(iii) of this Condition 6, give a Trigger Event Write-down Notice to the Holders (x) if such Publication Date is an Ordinary Publication Date, within five Business Days of such Ordinary Publication Date (such fifth Business Day, the “Trigger Breach Determination Date”, and the date of such notice, the “Ordinary Trigger Event Notice Date”), and (y) if such Publication Date is an Extraordinary Publication Date, on such Extraordinary Publication Date (the “Extraordinary Trigger Event Notice Date”), in each case in accordance with Condition 12 (Notices).

(ii)

If the Issuer is required to give a Trigger Event Write-down Notice pursuant to clause (b)(i) of this Condition 6, and on the relevant Publication Date any High-Trigger Contingent Capital is outstanding with respect to which either (x) no High-Trigger Write-down/Conversion Notice has been given prior to the Trigger Event Notice Date or (y) a High-Trigger Write-down/Conversion Notice has been given prior to the Trigger Event Notice Date, but the Trigger Event Write-down Date is scheduled to occur prior to the relevant High-Trigger Write-down/Conversion Date,

(A)	in the case of clause (x) above, the Issuer will postpone giving such Trigger Event Write-down Notice until the date on which a High-Trigger Write-down/Conversion Notice has been given with respect to all such outstanding High-Trigger Contingent Capital and such date will be deemed to be the Trigger Event Notice Date; and

(B)	in the case of clauses (x) and (y) above, if the Trigger Event Write-down Date is scheduled to occur prior to the High-Trigger Write-down/Conversion Date (or, in the case of more than one High-Trigger Write-down/Conversion Date, the latest High-Trigger Write-down/Conversion Date), the Trigger Event Write-down Date will be postponed to the High-Trigger Write-down/Conversion Date (or the latest High-Trigger Write-down/Conversion Date, as applicable) and such postponement shall be specified in such Trigger Event Write-down Notice.

(iii)	If (A) the Issuer is required to give a Trigger Event Write-down Notice pursuant to clause (b)(i) of this Condition 6 in relation to an Ordinary Publication Date, and (B) prior to the earlier of the Ordinary Trigger Event Notice Date and the Trigger Breach Determination Date, the FINMA, upon the request of the Issuer, has agreed in writing that a Contingent Write-down is not required as a result of actions taken by the Group or circumstances or events, in each case, that have had, or imminently will have, the effect of restoring the CET1 Ratio as of the Balance Sheet Date relating to the relevant Ordinary Publication Date, after giving pro forma effect to such actions, circumstances or events, to a level above the Write-down Threshold that the FINMA and the Issuer deem, in their sole discretion, to be adequate at such time, the Issuer (x) shall not give such Trigger Event Write-down Notice pursuant to clause (b)(i) of this Condition 6 in relation to the relevant Ordinary Publication Date, and (y) shall give notice to the Holders on or prior to the Trigger Breach Determination Date in accordance with Condition 12 (Notices), which notice shall state that no Contingent Write-down will occur in relation to the relevant Ordinary Publication Date.

(c)	Viability Event

(i)	Subject to Condition 6(f), upon the occurrence of a Viability Event, (A) the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) within three days of the date on which such Viability Event occurred, which notice shall (x) state that a Viability Event has occurred and a Contingent Write-down will take place and (y) specify the date on which the Contingent Write-down will take place, which date shall be no later than 10 Business Days after the date of such notice (such specified date, the “Viability Event Write-down Date”, and such notice, a “Viability Event Write-down Notice”), and (B) a Contingent Write-down will occur on the Viability Event Write-down Date in accordance with clause (d) of this Condition 6.

(ii)	A “Viability Event” will be deemed to have occurred if prior to an Alternative Loss Absorption Date (if any):

(A)

the FINMA has notified the Issuer in writing that it has determined a write-down of the Notes, together with the conversion or write-down, as applicable, of holders’ claims in respect of all other capital instruments issued by, or other capital obligations (whether qualifying fully or partially for capital treatment) of, any member of the Group that, pursuant to their terms or by operation of law, are capable of being converted into equity or written down at that time, is, because customary measures to improve the Group Holding Company’s capital adequacy are at the time inadequate or infeasible, an essential requirement to prevent the Group Holding Company from becoming insolvent, bankrupt, unable to pay a material part of its debts as they fall due or unable to carry on its business; or

(B)	customary measures to improve the Group Holding Company’s capital adequacy being at the time inadequate or infeasible, the Group Holding Company has received an irrevocable commitment of direct or indirect extraordinary support from the Public Sector (beyond customary transactions and arrangements in the ordinary course) that has, or imminently will have, the effect of improving the Group Holding Company’s capital adequacy and without which, in the determination of (and as notified in writing by) the FINMA, the Group Holding Company would have become insolvent, bankrupt, unable to pay a material part of its debts as they fall due or unable to carry on its business.

For the avoidance of doubt, it is understood that, a Viability Event may occur irrespective of whether or not a Trigger Event has occurred or whether any of the conditions to the issuance of a Trigger Event Write-down Notice have been met.

(d)	Contingent Write-down

If the Issuer has given a Write-down Notice in accordance with this Condition 6, then on the relevant Write-down Date,

(i)	the full principal amount of, and any accrued and unpaid interest (whether or not due and payable) on, each Note will automatically be written down to zero, the Notes will be cancelled and all references to the principal amount of the Notes in these Terms and Conditions will be construed accordingly;

(ii)	the Holders will be automatically deemed to have irrevocably waived their right to receive, and will no longer have any rights against the Issuer with respect to, repayment of the aggregate principal amount of, and payment of any accrued and unpaid interest on, the Notes written down pursuant to clause (i) of this Condition 6(d) (bedingter Forderungsverzicht); and

(iii)	all rights of any Holder for payment of any amounts under or in respect of the Notes (including, without limitation, any amounts arising as a result of, or due and payable upon the occurrence of, an Event of Default) will become null and void, irrespective of whether such amounts have become due and payable prior to the relevant Write-down Notice Date or the Write-down Date.

(e)	Determination of CET1 Ratio and Trigger CET1 Ratio

With respect to any Publication Date, (i) the CET1 Ratio as of the relevant Balance Sheet Date, (ii) the Trigger CET1 Ratio as of such Publication Date and (iii) the components of both of the foregoing, in each case, as published on such Publication Date, will be final for purposes of this Condition 6, and any revisions, restatements or adjustments to any of the calculations described in subclauses (i) through (iii) of this clause (e) subsequently published will have no effect for purposes of this Condition 6.

(f)	Alternative Loss Absorption

In the event of the implementation of any new, or amendment to or change in the interpretation of any existing, laws or components of National Regulations, in each case occurring after the Issue Date, that alone or together with any other law(s) or regulation(s) has, in the joint determination of the Issuer and the FINMA, the effect that Condition 6(c) could cease to apply to the Notes without giving rise to a Regulatory Event, then the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) no later than five Business Days after such joint determination stating that such provisions will cease to apply from the date of such notice (the “Alternative Loss Absorption Date”), and from the date of such notice, such provisions will cease to apply to the Notes.

7.	PAYMENTS

(a)	All payments required to be made under the Notes will be made available in good time in freely disposable EUR, which will be placed at the free disposal of the Principal Paying Agent on behalf of the Holders. If the Scheduled Due Date for any payment under the Notes does not fall on a Business Day, the Issuer undertakes to effect payment for value on the Business Day immediately following such Scheduled Due Date, and the Holders will not be entitled to any additional sum in relation to such payment. All payments required to be made under the Notes (including any Additional Amounts) shall be made to the Holders in EUR without collection costs, without any restrictions and whatever the circumstances may be, irrespective of nationality, domicile or residence of the relevant Holder and without certification, affidavit or the fulfilment of any other formality.

(b)	The Issuer reserves the right to terminate the appointment of the Principal Paying Agent, as well as to appoint or, after any such appointment, to terminate the appointment of, one or more other paying agents to carry out any payment, calculation or other functions in respect of the Notes (each, a “Paying Agent”, which term shall include the Principal Paying Agent). Any such appointment or termination of appointment shall only take effect not more than 45 and not less than 30 days’ after the Issuer has notified the Holders of such appointment or termination pursuant to Condition 12 (Notices); provided, however, that, in the case of insolvency of any Paying Agent, any termination of such Paying Agent and appointment of any other Paying Agent shall take immediate effect. Additionally, for so long as the Notes are listed on the SIX Swiss Exchange, the Issuer shall maintain a paying agent in Switzerland, which agent shall have an office in Switzerland and be a duly licensed Swiss bank or securities dealer or otherwise be subject to supervision by FINMA, to perform the functions of a Swiss paying agent. Notwithstanding the foregoing, if legislation is enacted in Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation proposed by the Swiss Federal Council on 17 December 2014, the Issuer shall appoint a Paying Agent outside of Switzerland if and to the extent that making such payments through such Paying Agent would eliminate any withholding tax that would otherwise apply to such payments pursuant to such legislation.

8.	TAXATION

(a)	All payments to be made by or on behalf of the Issuer pursuant to these Terms and Conditions (including for the avoidance of doubt, payments by a Paying Agent) shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other government charges of any nature (“Taxes”) imposed, levied, collected, withheld or assessed by or on behalf of any Tax Jurisdiction or any political subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, unless withholding, deduction or accounting for such Taxes is required by law.

(b)	In the event that any payment to be made by or on behalf of the Issuer pursuant to these Terms and Conditions (including for the avoidance of doubt, payments by a Paying Agent) is subject to any withholding or deduction for, or on account of, any Taxes by requirement of law in a Tax Jurisdiction, the Issuer shall pay such additional amounts as will result in the Holders receiving the amounts that they would have received pursuant to these Terms and Conditions if no such withholding or deduction had been required (“Additional Amounts”).

(c)	The Issuer shall not be required to pay any Additional Amounts pursuant to clause (b) of this Condition 8 in relation to any Note:

(i)	if the relevant Holder is liable for such Taxes on such Note as a result of having some connection with the relevant Tax Jurisdiction other than its mere ownership or possession of such Note or the receipt of principal or interest in respect thereof; or

(ii)	where such withholding or deduction is required to be made pursuant to the EU Savings Tax Directive, or any law implementing or complying with, or introduced in order to conform to, the EU Savings Tax Directive or pursuant to any agreements between the European Community and any other country or territory providing for measures equivalent to those laid down in the EU Savings Tax Directive; or

(iii)	if the relevant Holder would have been able to avoid such withholding or deduction by arranging to receive payment through another Paying Agent (if more than one is appointed) in another Member State of the European Union; or

(iv)	with respect to any Tax collected pursuant to the provisions of, or any laws or an agreement with any Tax Jurisdiction relating to, Sections 1471 through 1474 of the U.S. Internal Revenue Code (commonly referred to as “FATCA”); or

(v)	where such withholding or deduction is required to be made pursuant to laws enacted by Switzerland after the Issue Date providing for the taxation of payments according to principles similar to those laid down in the draft legislation proposed by the Swiss Federal Council on 17 December 2014, in particular, the principle to have a person other than the Issuer withhold or deduct tax; or

(vi)	where such withholding or deduction is required to be made pursuant to an agreement between Switzerland and another country or countries on final withholding taxes levied by Swiss paying agents in respect of persons resident in the other country or countries on income of such person on Notes booked or deposited with a Swiss paying agent (Abgeltungssteuer); or

(vii)	to the extent any combination of clauses (i) through (vi) above applies.

(d)	Any reference in these Terms and Conditions to amounts payable by the Issuer pursuant to these Terms and Conditions includes (i) any Additional Amount payable pursuant to this Condition 8 and (ii) any sum payable pursuant to an obligation taken in addition to or in substitution for the obligation in this Condition 8.

9.	STATUTE OF LIMITATIONS

In accordance with Swiss law, (i) claims for interest payments under the Notes will become time-barred after the five-year period and (ii) claims for the repayment or redemption of Notes will become time-barred after the ten-year period, in each case, commencing on the date on which such payments, repayment or redemption become due and payable.

10.	EVENTS OF DEFAULT

(a)	If any of the following events occurs, such occurrence will constitute an “Event of Default”:

(i)	the Issuer fails to pay the principal amount of any Note if and when the same becomes due and payable under these Terms and Conditions, and such failure continues unremedied for a period of 30 days; or

(ii)	the Issuer fails to pay any interest on the Notes if and when the same becomes due and payable under these Terms and Conditions, and such failure continues unremedied for a period of 30 days; or

(iii)	the Issuer fails to observe or perform any other covenant, condition, or agreement contained in these Terms and Conditions and such failure either (A) is incapable of remedy or (B) continues unremedied for a period of 60 days after written notice thereof from any Holder to the Issuer; or

(iv)	a Bankruptcy Event.

(b)	Upon the occurrence of an Event of Default relating to any failure of the Issuer to meet any payment obligation under these Terms and Conditions and subject to Condition 6 (Contingent Write-down), (i) such payment obligation (and such payment obligation only) will be immediately deemed a due and payable (fällige) payment obligation of the Issuer, and (ii) if (A) the relevant Holder has formally requested payment of such payment obligation, (B) such payment obligation has not been fulfilled within the statutory period under Swiss law commencing after the date of such formal request and (C) a writ of payment (Zahlungsbefehl) has been issued with respect to such payment obligation pursuant to the DEBA, the relevant Holder may institute proceedings against the Issuer in Switzerland (but not elsewhere) to enforce its rights with respect to such payment obligation under the DEBA.

(c)	If a debt collection or insolvency proceeding with respect to the Issuer is instituted in Switzerland in accordance with clause (b) of this Condition 10, the Issuer shall not (i) after having received the writ of payment (Zahlungsbefehl) relating to the relevant payment obligation, argue or plead that such payment obligation is not due and payable by the Issuer, or (ii) prior to the declaration of bankruptcy (or similar proceeding under Swiss insolvency laws), make any payment to the relevant Holder under or in connection with the Notes.

(d)	In the case of any Event of Default arising under clause (a)(iii) of this Condition 10 and subject to Condition 6 (Contingent Write-down), any Holder may seek specific performance or damages with respect to such Event of Default pursuant to the Swiss Code if so entitled thereunder. Any such damage claim of any Holder will rank junior to the rights and claims of all holders of Senior Obligations.

(e)	In the case of any Event of Default arising under clause (a)(iv) of this Condition 10 and subject to Condition 6 (Contingent Write-down), any Holder may, by written notice to the Issuer, declare the principal amount of any of its Notes, together with any accrued and unpaid interest thereon, immediately due and payable, without presentment, demand, protest or other notice of any kind.

(f)	No remedy against the Issuer other than those described in this Condition 10 will be available to the Holders in connection with the Issuer’s obligations under these Terms and Conditions, whether for the recovery of amounts owing under these Terms and Conditions or in respect of any breach by the Issuer of any of its other obligations under these Terms and Conditions or otherwise. In particular, no Holder may declare (i) the principal amount of any Notes due and payable prior to any Redemption Date, or (ii) any interest on any Notes due and payable prior to the relevant Interest Payment Date, except, in the case of each of subclauses (i) and (ii) of this clause (f), pursuant to clause (e) of this Condition 10.

11.	SUBSTITUTION AND AMENDMENT

(a)	If a Tax Event, a Regulatory Event, Alignment Event or a Change in Progressive Capital Component Requirement has occurred, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, either substitute all, but not some only, of the Notes for, or amend the terms and conditions of the Notes so that they remain or become, Compliant Securities, provided that

(i)	neither a Tax Event, nor a Regulatory Event, nor a Change in Progressive Capital Component arises as a result of such substitution or amendment;

(ii)	the FINMA has approved such substitution or amendment (if such approval is then required);

(iii)	the Issuer has given the Holders not less than 30 days’ notice of such substitution or amendment in accordance with Condition 12 (Notices), which notice (the “Substitution or Amendment Notice”) will, subject to clause (iv) below, be irrevocable, and state the date on which such substitution or amendment will be effective (the “Substitution or Amendment Effective Date”);

(iv)	prior to the publication of any notice pursuant to clause (iii) of this Condition 11(a), the Issuer shall deliver to the Principal Paying Agent (A) a certificate signed by two Authorised Signatories stating that the relevant requirement or circumstance giving rise to the right to substitute or amend the terms of the Notes, as applicable, pursuant to this Condition 11(a) is satisfied and the reasons therefor and such certificate will be conclusive and binding on the Holders, and (B) an opinion of independent legal advisers of recognised standing to the effect that circumstances entitling the Issuer to exercise its right to substitute or amend the terms of the Notes, as applicable, pursuant to this Condition 11(a) have arisen; and

(v)	no Trigger Event or Viability Event has occurred prior to the relevant Effective Date.

In connection with any substitution or amendment in accordance with this Condition 11 (a), the Issuer shall comply with the rules of any stock exchange on which the Notes are for the time being listed or admitted to trading.

An “Alignment Event” will be deemed to have occurred if, as a result of any change in National Regulations at any time after the Issue Date, any Relevant Swiss Issuer would be permitted to issue or guarantee (including by providing a guarantee, credit support agreement or similar undertaking), or has issued or guaranteed (including by providing a guarantee, credit support agreement or similar undertaking), a capital instrument that (i) qualifies as Additional Tier 1 Capital and Progressive Capital Component, and (ii) has terms and conditions that (A) include a write-down feature, and (B) contain one or more provisions that are, in the reasonable opinion of UBS Group AG, different in any material respect from those in these Terms and Conditions, which provisions, if they had been included in these Terms and Conditions, would have prevented the Notes from qualifying as Additional Tier 1 Capital and/or Progressive Capital Component immediately prior to such change in National Regulations.

(b)	In addition to its rights under clause (a) of this Condition 11, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, make any amendment to these Terms and Conditions that it considers to be (i) necessary or desirable to give effect to the provisions of clause (a) of Condition 13 (Issuer Substitution) (including, without limitation, (x) if the Substitute Issuer is organised and/or resident for tax purposes in a jurisdiction other than Switzerland, any amendments to any references to the jurisdiction of “Switzerland” contained herein, including, without limitation, amendments to the definition of the term “Bankruptcy Event”, the definition of the term “Business Day”, the governing law of the subordination provisions set forth in Condition 3 (Status and Subordination) and the provisions of Condition 10 (Events of Default)), and (y) any amendments to reflect UBS Group AG’s guarantee described in clause (a)(vi) of Condition 13 (Issuer Substitution)), or (ii) formal, minor or technical in nature, or (iii) necessary to correct a manifest error or (iv) not materially prejudicial to the interests of the Holders.

(c)	The Issuer shall notify the Holders of any amendments made pursuant to clause (b) of this Condition 11 in accordance with Condition 12 (Notices), which notice shall state the date on which such amendment will be effective.

(d)	Any amendment made pursuant to this Condition 11 will be binding on the Holders in accordance with its terms.

12.	NOTICES

So long as the Notes are listed on the SIX Swiss Exchange, notices to Holders shall be given by the Issuer (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (www.six-swiss-exchange.com), where notices are currently published under the address www.six-swiss-exchange.com/news/official_notices/search_en.html, or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange. Any notice will be deemed to be validly given on the date of such publication or, if published more than once, on the date of the first such publication.

If the Notes are for any reason no longer listed on the SIX Swiss Exchange, notices to Holders shall be given by the Issuer to the Intermediary for forwarding to the Holders. Any such notice will be deemed to be validly given on the date of delivery to the Intermediary.

13.	ISSUER SUBSTITUTION

(a)	The Issuer may, without the consent of the Holders, substitute any entity (whether or not such entity is organised under the laws of Switzerland) (such substitute entity, the “Substitute Issuer”) for itself as principal debtor under the Notes upon giving no more than 30 and no less than 10 days’ notice to the Holders in accordance with Condition 12 (Notices), provided that:

(i)	at least 95 per cent. of the Substitute Issuer’s capital and voting rights are held, directly or indirectly, by the Issuer;

(ii)	the Issuer is not in default in respect of any amount payable under the Notes at the time of such substitution;

(iii)	the Issuer and the Substitute Issuer have entered into such documents (the “Substitution Documents”) as are necessary to give effect to such substitution and pursuant to which the Substitute Issuer has undertaken in favour of each Holder to be bound by these Terms and Conditions as the principal debtor (on a subordinated basis corresponding to Condition 3 (Status and Subordination)) under the Notes in place of the Issuer and procure that all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) to ensure that the Substitution Documents represent valid, legally binding and enforceable obligations of the Substitution Issuer have been taken, fulfilled and done and are in full force and effect;

(iv)	if the Substitute Issuer is resident for tax purposes in a jurisdiction (the “New Residence”) other than that in which the Issuer prior to such substitution was resident for tax purposes (the “Former Residence”), the Substitution Documents contain an undertaking by the Substitute Issuer and/or such other provisions as may be necessary to ensure that each Holder has the benefit of an undertaking in terms corresponding to the provisions of Condition 8 (Taxation) in relation to the payment of all amounts due and payable under, or in respect of, the Notes and in relation to the guarantee referred to in clause (vi) below, with, in the case of the Notes but not such guarantee the substitution of references to the Former Residence with references to the New Residence, and an undertaking by the Substitute Issuer to indemnify each Holder against any Tax that is imposed on it by (or by any authority in or of) the New Residence and, if different, the jurisdiction of the Substitute Issuer’s organisation with respect to any Note and that would not have been so imposed had the substitution not been made, as well as against any Tax, and any cost or expense, relating to such substitution;

(v)	the Issuer and the Substitute Issuer have obtained all necessary governmental and other approvals and consents for such substitution and for the performance by the Substitute Issuer of its obligations under the Substitution Documents;

(vi)

UBS Group AG has irrevocably and unconditionally guaranteed to the Holders, on a subordinated basis corresponding mutatis mutandis to Condition 3 (Status and Subordination), the due and punctual payment of all amounts due and payable by the Substitute Issuer under, or in respect of, the Notes pursuant to article 111 of the Swiss Code and on terms whereby Conditions 10 (Events of Default) and 11 (Amendments) apply to UBS Group AG and to its obligations under the guarantee with any necessary consequential amendment;

(vii)	if the Substitute Issuer is not organised under the laws of Switzerland, the Substitute Issuer has appointed a process agent as its agent in Switzerland to receive service of process on its behalf in relation to any legal proceedings arising out of or in connection with the Notes;

(viii)	the Substitute Issuer has appointed a Paying Agent in Switzerland that is a participant in the Intermediary; and

(ix)	such substitution does not give rise to a Tax Event or a Regulatory Event.

(b)	Upon any substitution pursuant to clause (a) of this Condition 13, the Substitute Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes with the same effect as if the Substitute Issuer had been named as Issuer in these Terms and Conditions, and the Issuer will be released from its obligations under the Notes.

14.	FURTHER ISSUES

The Issuer may from time to time without the consent of the Holders issue further notes and, provided that such notes have the same terms and conditions as the Notes in all respects (or in all respects except for the issue date and/or first date on which interest is paid), such further notes will be consolidated and form a single series with the Notes. If the Issuer issues any such further notes pursuant to this Condition 14, references in these Terms and Conditions to “Notes” include such further notes, unless the context otherwise requires.

15.	CURRENCY INDEMNITY

Any amount received or recovered by any Holder in a currency other than EUR (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise) under the Notes will only constitute a discharge of the Issuer to the extent of the amount in EUR that such Holder is able to purchase with the amount so received or recovered in such other currency on the date of such receipt or recovery (or, if it is not practicable to purchase EUR with such amount on such date, on the first date on which it is practicable to do so). If the amount of EUR that such Holder is able to purchase is less than the amount owed by the Issuer to such Holder under the Notes, the Issuer shall indemnify such Holder against any loss sustained by it as a result. In addition, the Issuer shall indemnify such Holder for the costs of making such purchase. For purposes of this Condition 15, it is sufficient for the relevant Holder to demonstrate that it would have suffered a loss had an actual purchase been made. The indemnities under this Condition 15 will (i) constitute a separate and independent obligation from the Issuer’s other obligations hereunder, (ii) give rise to a separate and independent cause of action, (iii) apply irrespective of any indulgence granted by any Holder and (iv) continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any amount due under the Notes or any other judgment or order.

16.	NO SET-OFF BY HOLDERS

Subject to applicable law, each Holder, by acceptance of any direct or beneficial interest in a Note, agrees that it will not, and waives its right to, exercise, claim or plead any right of set-off, compensation or retention with respect to any amount owed to it by the Issuer in respect of, or arising in connection with, the Notes.

17.	NO CONVERSION

Notwithstanding the powers of the FINMA under articles 25 et seq. of the FBA or pursuant to any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such as UBS Group AG, the Notes shall under no circumstances be converted into equity of the Issuer, and shall only absorb losses pursuant to these Terms and Conditions.

18.	GOVERNING LAW AND JURISDICTION

(a)	The Notes shall be governed by and construed in accordance with the laws of Switzerland.

(b)	The courts of the city of Zurich (venue being City of Zurich) shall have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the Notes.